United States securities and exchange commission logo





                     February 8, 2021

       Christopher D. Bohn
       Senior Vice President and Chief Financial Officer
       CF Industries Holdings, Inc.
       4 Parkway North, Suite 400
       Deerfield, IL 60015

                                                        Re: CF Industries
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 24,
2020
                                                            File No. 001-32597

       Dear Mr. Bohn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Douglas C. Barnard